Exhibit 10.21

EMPLOYMENT AND NON-COMPETITION AGREEMENT

Agreement made this 2nd day of July, 2008, by and between CARY SAGADY (“Sagady”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

BACKGROUND

Sagady is currently the Senior Vice President – Product Development of USA. As more fully set forth herein, USA desires to continue to engage Sagady, and Sagady desires to continue to be engaged by USA, in such capacity. Because of, among other matters, the decreased value of the business of USA that would result if Sagady would compete with USA or use or divulge certain confidential information, Sagady has further agreed that he will be subject to certain restrictions during and after his being an employee of USA.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.  Employment.

(a)           USA shall employ Sagady as Senior Vice President – Product Development for a one (1) year period commencing on June 13, 2008 and continuing through June 30, 2009 (the “Employment Period”), and Sagady hereby accepts such employment. Unless terminated by either party hereto upon at least 60-days notice prior to the end of the original Employment Period ending  June 30, 2009, or prior to the end of any one-year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one-year periods.

(b)           During the Employment Period, Sagady shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  During the Employment Period, Sagady shall perform and discharge well and faithfully such duties for USA as shall be necessary or as otherwise may be directed by USA or by the President of USA, and shall comply with the terms, conditions, policies, and procedures applicable to employees of USA.

SECTION 2.  Compensation and Benefits

(a)           In consideration of his services rendered, USA shall pay to Sagady a base salary of $185,000 per year during the Employment Period, subject to any withholding required by law. Sagady’s base salary shall be paid in equal bi-weekly installments. Sagady’s base salary may be increased from time to time in the discretion of USA.

(b)           In addition to the base salary provided for in subparagraph (a), Sagady shall be eligible to earn an annual discretionary bonus during the Employment Period in the maximum amount of sixty percent (60%) of his annual base salary, based upon his performance and/or the performance of USA. At the discretion of the Company, any bonuses may be paid to Sagady in cash or Common Stock of USA.

(c)           Sagady shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Sagady in connection with his employment duties hereunder. Sagady shall reasonably document all requests for expense reimbursements.

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(d)           USA shall issue to Sagady an aggregate of 5,000 shares of Common Stock of USA as an incentive bonus, provided that he is employed by USA on the respective vesting dates set forth in the next sentence. These shares shall vest as follows: 1250 on September 30, 2008; 1250 on December 31, 2008; 1250 on March 31, 2009; and 1250 on June 30, 2009. Should Sagady renew this agreement by April 30, 2009, USA will issue an additional 5,000 shares of Common Stock vesting quarterly in fiscal year 2010 according to schedule above.

The shares will be free-trading and registered by the Company on a Form S-8 registration statement, and the certificates representing the shares shall not bear any restrictive legend or be subject to stop transfer instructions.

Sagady acknowledges that the issuance of the shares to him will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of the shares to him. Sagady shall make appropriate cash payments to USA to pay for any withholding tax liability of USA in connection with the shares.

(e)           During the Employment Period, USA shall pay to Sagady an automobile allowance in the amount of $7,800 per annum, payable in equal bi-weekly installments of $300.

(f)            During the Employment Period, Sagady shall be entitled to participate in and be covered by all standard fringe and employee benefits made available to other employees of USA. These current benefits include medical and dental insurance, paid vacation and holidays, a 401(k) plan, and a long-term disability plan.

(g)           Sagady acknowledges that the above compensation and benefits are sufficient consideration for his entering into this Agreement.

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SECTION 3.  Termination.  Notwithstanding anything else contained herein, USA may terminate the employment of Sagady at any time during the Employment Period upon notice delivered to Sagady in the event that (i) Sagady commits any criminal or fraudulent act; or (ii) Sagady breaches any term, condition, representation, or warranty of this Agreement; or (iii) Sagady willfully abandons his duties hereunder. Upon such termination, neither party hereto shall have any further duties or obligations hereunder whatsoever; provided, however, that Sagady’s obligations under Sections 5 and 6 hereof shall survive any such termination.

SECTION 4.  Death and Disability.

(a)           If Sagady shall die during the Employment Period, this Agreement shall terminate as of the date of such death and, except for any base salary or bonuses accrued as of such date, USA shall have no further duties or obligations hereunder whatsoever.

(b)           If USA determines in good faith that Sagady is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him hereunder for an aggregate of ninety (90) consecutive days, upon the expiration of such period or at any time thereafter, by action of USA, Sagady’s employment hereunder may be terminated immediately, upon giving him thirty (30) days written notice to that effect, and upon such termination, except for any base salary or bonuses accrued as of such date, neither party hereto shall have any further duties or obligations hereunder; provided, however, that Sagady’s obligations under Sections 5 and 6 hereof shall survive any such termination. USA shall be entitled to rely upon the advice and opinion of any physician of its choosing in making any determination with respect to any such disability.

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SECTION 5.  Business Secrets and Non-Solicitation.

(a)           Except in connection with his duties hereunder, Sagady shall not, directly or indirectly, at any time from and after the date hereof, and whether or not the Employment Period has terminated, or whether or not Sagady’s employment has terminated for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any information, including but not limited to, proprietary information, trade secret, business secret, document, practice, process procedure, know-how, data, sales information, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, internal organization, employment list, customer list, or any other confidential information concerning the business or policies of USA or concerning USA’s customers, clients, accounts, or suppliers, that Sagady learned as a result of, in connection with, through his employment with, or through his affiliation with, USA, whether or not pursuant to this Agreement, and whether prior to or after the date hereof, but not information that can be shown through documentary evidence to be in the public domain, or information that falls in to the public domain, unless such information falls into the public domain by Sagady’s direct or indirect disclosure or other acts. Sagady agrees to use his best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USA’s premises, whether physically or electronically, without the express written permission of USA management.

(b)           From and after July 1, 2008, except in connection with his duties hereunder, and for a one (1) year period following the later of termination of the Employment Period, or any one-year extension of the Employment Period, for a one (1) year period earlier, Sagady shall not solicit, or divert business from, or following the termination of Sagady’s employment hereunder if serve, or sell to, any customer or account of USA of which Sagady is or becomes aware, or with which Sagady has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with, USA, whether or not pursuant to this Agreement, and whether prior to or after the date hereof.

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(c)           All documents, data, know-how, designs, inventions, names, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Sagady by USA, or by USA’s customers, clients, accounts, and suppliers, or developed by Sagady on behalf of USA or at USA’s direction or for USA’s use, or otherwise devised, developed, created, or invented in connection with Sagady’s employment hereunder or his affiliation with USA (whether or not during normal working hours), are, and shall remain, the sole and exclusive property of USA, and Sagady shall have no right or interest whatsoever thereto, including but not limited to, any copyright or patent interest whatsoever.  If USA requests the return of any such items (including all copies) at any time whatsoever, Sagady shall immediately deliver the same to USA.

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(d)           All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by Sagady on behalf of USA or at its direction or for USA’s use, or otherwise devised, developed, created, or invented in connection with Sagady’s employment with USA or Sagady’s affiliation with USA (whether or not during normal working hours), are, and shall remain, the sole and exclusive property of USA, Sagady agrees to apprise USA of the existence of such, does not and shall not have any right, title or interest whatsoever thereto. Sagady hereby acknowledges that all such rights to intellectual property shall belong exclusively to USA and not to Sagady. Any and all rights of ownership in connection with any of the foregoing shall belong solely to USA, and all copyright, patent, trademark, or similar rights or interests shall be the sole and exclusive property of USA. Sagady hereby assigns, transfers, and conveys to USA all of his right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be required by USA at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to effectuate, confirm,  or evidence such assignment, transfer and conveyance including, but not limited to, executing and delivering any and all applicable forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule or regulation.

(e)           Noninterference.   At any and all times from and after July 1, 2008, and for a one (1) year period following the termination of Sagady’s employment with USA for any reason whatsoever, Sagady shall not (a) directly or indirectly, attempt to hire, or hire, any person employed by USA; or (b) directly or indirectly, interfere with USA’s relations with any person employed by it.

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SECTION 6.  Restrictive Covenant. From and after July 1, 2008, and for a one (1) year period following the later of termination of the Employment Period or any one-year extension of the Employment Period, or for a one (1) year period following the termination of Sagady’s employment hereunder if earlier, Sagady shall be prohibited from competing in all fifty (50) states of the United States, and in each foreign country, possession, or territory in which USA is engaged in or actively pursuing business as of the termination or at any time during the preceding twelve (12) month period, with the business of USA as presently or as hereinafter conducted, including but not limited to, the ownership or licensing or development of a cashless system which controls, monitors, and/or networks devices, including beverage vending machines. For the purposes hereof, the term “competing” shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

SECTION 7.  Remedies.  Sagady acknowledges that any breach by him of the obligations set forth in Sections 5 or 6 hereof would substantially and materially impair and irreparably harm USA’s business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Sagady agrees that in the event of any breach or any threatened breach by Sagady of any of the provisions of Section 5 or 6 hereof, USA shall be entitled in addition to monetary damages or other remedies and without posting bond, to equitable relief, including injunctive relief, and to the payment by Sagady of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys’ fees.  The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

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SECTION 8.  Waiver of Breach.  The waiver by USA of a breach of any provision of this Agreement by Sagady shall not operate or be construed as a waiver of any other or subsequent breach by Sagady of such or any other provision.

SECTION 9. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

To USA:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
Attn: Stephen P. Herbert,
President

To Sagady:

Mr. Cary Sagady
1240 Yellow Springs Road
Chester Springs, PA 19425

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

SECTION 10.  Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

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SECTION 11. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws and choice-of-law rules.

SECTION 12.  Binding Effect and Assignability.  The rights and obligations of both parties under this Agreement shall inure to the benefit of, and shall be binding upon, their personal representatives, heirs, successors and assigns. This Agreement, or any part hereof, may be assigned by USA without the consent of Sagady. This Agreement, or any part thereof, may not be assigned by Sagady.

SECTION 13.  Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as provided herein, there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USA and Sagady.

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SECTION 14. Understanding of Agreement. Sagady hereby represents and warrants each of the following: (i) he has carefully read all of the terms and conditions of this Agreement; (ii) he fully understands the meaning and effect of this Agreement; (iii) the entry into, and execution of, this Agreement by him is his own free and voluntary act and deed; and (iv) he has received (or had the opportunity to receive) the advice of his own attorney, accountant, or other advisors, concerning this Agreement and its meaning and legal effect, and has fully and completely discussed and reviewed (or has had the opportunity to fully and completely discuss and review) the Agreement and its meaning and legal effect, with his own attorney, accountant or other advisors.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
President
/s/ Cary Sagady
CARY SAGADY

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